                    MANAGEMENT STATEMENT REGARDING COMPLIANCE
          WITH CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, and Schwab MarketTrack All Equity Portfolio, (collectively referred to as the "MarketTrack Funds") and Schwab Target 2010, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund and Schwab Retirement Income Fund (collectively referred to as the "Target Funds") (a total of nine portfolios which are part of Schwab Capital Trust, hereafter referred to as the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of September 30, 2005, and from June 30, 2005 (date of our last examination), through September 30, 2005 for the MarketTrack Funds and for the period from July 31, 2005 (date of our last examination) through September 30, 2005 for the Target Funds.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of September 30, 2005, and from June 30, 2005, through September 30, 2005 for the MarketTrack Funds and from July 31, 2005 through September 30, 2005 for the Target Funds, with respect to securities reflected in the investment accounts of the Funds.


SCHWAB CAPITAL TRUST

/s/ Evelyn Dilsaver                               July 27, 2006
-----------------------------------------         ------------------------------
Evelyn Dilsaver                                   Date
President and Chief Executive Officer

/s/ George Pereira                                July 27, 2006
-----------------------------------------         ------------------------------
George Pereira                                    Date
Principal Financial Officer and Treasurer

            Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Schwab Capital Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, and Schwab MarketTrack All Equity Portfolio, (collectively referred to as the "MarketTrack Funds") and for Schwab Target 2010, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund and Schwab Retirement Income Fund (collectively referred to as the "Target Funds") (a total of nine portfolios which are part of Schwab Capital Trust, hereafter referred to as the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of September 30, 2005. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examinations.

Our examinations were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of September 30, 2005, (without prior notice to management) and with respect to agreement of security purchases and sales, for the period from June 30, 2005 (date of our last examination), through September 30, 2005 for the MarketTrack Funds and for the period from July 31, 2005 (date of our last examination) through September 30, 2005 for the Target Funds:

- Review of the Funds' underlying mutual fund investments at September 30, 2005 recorded on the books and records of Charles Schwab & Co, Inc. ("CSC") in its capacity as depositary for Brown Brothers Harriman, the Funds' custodian on such date;

- Confirmation of CSC's omnibus accounts for the underlying mutual fund investments at September 30, 2005 with Boston Financial Data Services ("BFDS");

- Review of CSC's reconciliation of their books and records of the omnibus accounts for the underlying mutual fund investments to the books and records of BFDS, at September 30, 2005, in all material respects;

- Agreement of the Funds' underlying mutual fund investments at September 30, 2005 recorded on the books and records of the Funds to the books and records of CSC.

- Confirmation with BFDS of total shares purchased and total shares redeemed for a sample of separate days during the period from June 30, 2005, through September 30, 2005 for the MarketTrack Funds and for the period from July 31, 2005 through September 30, 2005 for the Target Funds, related to CSC's omnibus accounts for the underlying mutual fund investments.


- Agreement of a sample of security purchases and security sales of the underlying mutual fund investments for the period from June 30, 2005, through September 30, 2005 for the MarketTrack Funds and for the period from July 31, 2005 through September 30, 2005 for the Target Funds from the books and records of the Funds to the books and records of CSC.


We believe that our examinations provide a reasonable basis for our opinion. Our examinations do not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of September 30, 2005 with respect to mutual fund investments reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ PricewaterhouseCoopers LLP
-----------------------------------
PricewaterhouseCoopers LLP
San Francisco, California
July 27, 2006

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:             Date examination completed:

                      811-7704                               September 30, 2005

2. State Identification Number:

AL         --         AK    60039730        AZ     20205            AR      60008428      CA    505-6972       CO     IC-1993-06-160
CT   214160           DE    339             DC     60009385         FL      Exempt        GA    SC-MF-019938   HI         --
ID   49355            IL    60005106        IN     93-0319 IC       IA      I-41482       KS    1998S0001357   KY     60005040
LA   98874            ME    213755          MD     SM19981147       MA         --         MI    924329         MN     R-36652.1
MS   MF-98-08-129     MO    1993-00496      MT     39119            NE      35,612        NV         --        NH         --
NJ   BEM-1167         NM    4944            NY           --         NC      3181          ND    V578           OH     47486
OK   SE-2100725       OR    1995-665-4      PA     1993-05-025M     RI         --         SC    MF11533        SD     15702
TN   RM04-3592        TX    C-56104         UT     004-8656-45      VT      5/07/98-01    VA    116961         WA     60020838
WV   MF 32088         WI    349089-03       WY     18237            PUERTO RICO                 S-19466

Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB MARKETTRACK PORTFOLIOS - ALL EQUITY PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]



1. Investment Company Act File Number:             Date examination completed:

                      811-7704                               September 30, 2005

2. State Identification Number:

AL   --               AK    60036878        AZ     13076            AR      60008422      CA    505-6972       CO     IC-1993-06-160
CT   214153           DE    3149            DC     60009290         FL      Exempt        GA    SC-MF-019938   HI     --
ID   45975            IL    60005106        IN     93-0319 IC       IA      I-34553       KS    1996S0000067   KY     60005040
LA   98874            ME    202648          MD     SM19950826       MA      95-0438       MI    928265         MN     R-36652.1
MS   MF-95-07-106     MO    1993-00496      MT     33571            NE      29,687        NV    --             NH     --
NJ   BEM-1167         NM    11440           NY     S 27-32-26       NC      3181          ND    N129           OH     47486
OK   SE-2100722       OR    1995-665-1      PA     1993-05-025M     RI      --            SC    MF9250         SD     6517
TN   RM04-3592        TX    C-48139         UT     004-8656-45      VT      7/24/95-14    VA    116961         WA     60014080
WV   BC-30435         WI    303932-03       WY     18237            PUERTO RICO                 S-16021

Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB MARKETTRACK PORTFOLIOS - BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:       Date examination completed:

                 811-7704                              September 30, 2005

2. State Identification Number:

AL         --        AK    60036879      AZ    13077            AR    60008421      CA    505-6972        CO     IC-1993-06-160
CT    214151         DE    3150          DC    60009291         FL    Exempt        GA    SC-MF-019938    HI           --
ID    45978          IL    60005106      IN    93-0319 IC       IA    I-34554       KS    1996S0000069    KY     60005040
LA    98874          ME    202647        MD    SM19950827       MA    95-0423       MI    928266          MN     R-36652.1
MS    MF-95-07-083   MO    1993-00496    MT    33573            NE    29,680        NV         --         NH           --
NJ    BEM-1167       NM    15784         NY         --          NC    3181          ND    N130            OH     47486
OK    SE-2100723     OR    1995-665-2    PA    1993-05-025M     RI        --        SC    MF9261          SD     6516
TN    RM04-3592      TX    C-48129       UT    004-8656-45      VT    7/24/95-13    VA    116961          WA     60014088
WV    BC-30436       WI    303935-03     WY    18237            PUERTO RICO               S-16019

  Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB MARKETTRACK PORTFOLIOS - CONSERVATIVE PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:       Date examination completed:

                 811-7704                              September 30, 2005

2. State Identification Number:

AL         --        AK    60034922      AZ    13078            AR    60008420      CA    505-6972        CO     IC-1993-06-160
CT    214152         DE    3151          DC    60009292         FL    Exempt        GA    SC-MF-019938    HI           --
ID    45976          IL    60005106      IN    93-0319 IC       IA    I-34555       KS    1996S0000068    KY     60005040
LA    98874          ME    202646        MD    SM19950820       MA    95-0424       MI    928267          MN     R-36652.1
MS    MF-95-07-080   MO    1993-00496    MT    33572            NE    29,681        NV         --         NH           --
NJ    BEM-1167       NM    15782         NY    S 27-32-28       NC    3181          ND    N131            OH     47486
OK    SE-2100724     OR    1995-665-3    PA    1993-05-025M     RI        --        SC    MF9260          SD     6518
TN    RM04-3592      TX    C-48130       UT    004-8656-45      VT    7/24/95-15    VA    116961          WA     60014083
WV    BC-30437       WI    303933-03     WY    18237            PUERTO RICO               S-16002

  Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB MARKETTRACK PORTFOLIOS - GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:       Date examination completed:

                 811-7704                              September 30, 2005

2. State Identification Number:

AL        --         AK    60055522      AZ    41146            AR    60017063      CA    505-6972        CO     IC 1993 06 160
CT    1032978        DE    45697         DC    60023975         FL    Exempt        GA    SC-MF-019938    HI           --
ID    58399          IL    60005106      IN    93-0319 IC       IA    I-60273       KS    2005S0001037    KY           --
LA    100858         ME    10008613      MD    SM20051285       MA        --        MI    9450744         MN     R-36652.1
MS        --         MO    1993-00496    MT    54740            NE    63529         NV         --         NH           --
NJ    BEM-2865       NM    20224         NY    S31-22-20        NC    3181          ND    AR190           OH     47550
OK    SE-2109513     OR    2005-808      PA    1993-05-025M     RI        --        SC    MF15894         SD     34178
TN    M05-1951       TX    C 77192       UT    006-9580-98      VT    6/29/05-30    VA    116961          WA     60039059
WV    MF 52718       WI    495564-03     WY    18237            PUERTO RICO               S-29569

  Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB RETIREMENT INCOME FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:       Date examination completed:

                 811-7704                               September 30, 2005

2. State Identification Number:

AL        --         AK    60055518      AZ    41142            AR    60017059      CA    505-6972        CO     IC 1993 06 160
CT    1032982        DE    45693         DC    60023971         FL    Exempt        GA    SC-MF-019938    HI           --
ID    58395          IL    60005106      IN    93-0319 IC       IA    I-60269       KS    2005S0001033    KY           --
LA    100858         ME    10008609      MD    SM20051289       MA        --        MI    945073          MN     R-36652.1
MS        --         MO    1993-00496    MT    54741            NE    63524         NV         --         NH           --
NJ    BEM-2865       NM    20223         NY    S31-22-19        NC    3181          ND    AR186           OH     47550
OK    SE-2109509     OR    2005-804      PA    1993-05-025M     RI        --        SC    MF15893         SD     34179
TN    M05-1951       TX    C 77193       UT    006-9580-98      VT    6/29/05-31    VA    116961          WA     60039055
WV    MF52719        WI    495560-03     WY    18237            PUERTO RICO               S-29570

  Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB TARGET 2010 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:       Date examination completed:

              811-7704                                 September 30, 2005

2. State Identification Number:

AL        --         AK    60055519      AZ    41143            AR    60017060      CA    505-6972        CO     IC 1993 06 160
CT    1032981        DE    45694         DC    60023972         FL    Exempt        GA    SC-MF-019938    HI           --
ID    58396          IL    60005106      IN    93-0319 IC       IA    I-60270       KS    2005S0001034    KY           --
LA    100858         ME    10008610      MD    SM20051288       MA        --        MI    945074          MN     R-36652.1
MS        --         MO    1993-00496    MT    54742            NE    63525         NV         --         NH           --
NJ    BEM-2865       NM    20222         NY    S31-22-18        NC    3181          ND    AR187           OH     47550
OK    SE-2109510     OR    2005-805      PA    1993-05-025M     RI        --        SC    MF15892         SD     34177
TN    M05-1951       TX    C 77194       UT    006-9580-98      VT    6/29/05-32    VA    116961          WA     60039056
WV    MF 52720       WI    495561-03     WY    18237            PUERTO RICO               S-29571

  Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB TARGET 2020 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:       Date examination completed:

             811-7704                                   September 30, 2005

2. State Identification Number:

AL        --         AK    60055521      AZ    41144            AR    60017062      CA    505-6972        CO     IC 1993 06 160
CT    1032980        DE    45695         DC    60023974         FL    Exempt        GA    SC-MF-019938    HI           --
ID    58398          IL    60005106      IN    93-0319 IC       IA    I-60272       KS    2005S0001036    KY           --
LA    100858         ME    10008612      MD    SM20051290       MA        --        MI    945076          MN     R-36652.1
MS        --         MO    1993-00496    MT    54744            NE    63527         NV         --         NH           --
NJ    BEM-2865       NM    20221         NY    S31-22-16        NC    3181          ND    AR188           OH     47550
OK    SE-2109512     OR    2005-807      PA    1993-05-025M    RI        --        SC    MF15891         SD     34176
TN    M05-1951       TX    C 77195       UT    006-9580-98      VT    6/29/05-33    VA    116961          WA     60039058
WV    MF 52721       WI    495563-03     WY    18237            PUERTO RICO               S-29572

Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB TARGET 2030 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:       Date examination completed:

              811-7704                                 September 30, 2005

2. State Identification Number:

AL        --         AK    60055520      AZ    41145            AR    60017061      CA    505-6972        CO     IC 1993 06 160
CT    1032979        DE    45696         DC    60023973         FL    Exempt        GA    SC-MF-019938    HI           --
ID    58397          IL    60005106      IN    93-0319 IC       IA    I-60271       KS    2005S0001035    KY           --
LA    100858         ME    10008611      MD    SM20051291       MA        --        MI    945075          MN     R-36652.1
MS        --         MO    1993-00496    MT    54743            NE    63528         NV         --         NH           --
NJ    BEM-2865       NM    20220         NY    S31-22-17        NC    3181          ND    AR189           OH     47550
OK    SE-2109511     OR    2005-806      PA    1993-05-025MF    RI        --        SC    MF15890         SD     34175
TN    M05-1951       TX    C 77196       UT    006-9580-98      VT    6/29/05-34    VA    116961          WA     60039057
WV    MF 52722       WI    495562-03     WY    18237            PUERTO RICO               S-29573

  Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB TARGET 2040 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104